Exhibit 10.25

March 5th, 2009

Alex Vieux

Chief Executive Officer

Red Herring, Inc.

1900 Alameda de las Pulgas

Suite 112

San Mateo, CA 94403

Re:	Board of Directors of DivX, Inc. -- Offer Letter

Dear Mr. Vieux:

I am glad to formally invite you to join the DivX, Inc. Board of Directors. You stand apart from other available candidates in terms of your substantive knowledge and experience as well as your cultural fit with both the DivX team and understanding of the Company’s mission. This letter encapsulates the discussions we have had over the last few weeks with respect to your joining the Board.

As a board member of DivX, you agree to act as a fiduciary for DivX, Inc. shareholders, including among other things providing technology and media industry expertise and operational insights to DivX management, evangelizing DivX to the technology and media community, including among other things a press release with respect to your joining the DivX Board, and attending scheduled Board meetings in person except under unusual circumstances.

Following your acceptance of this offer of Board membership, you will receive a nonstatutory stock option grant to purchase 30,000 shares of DivX common stock. As with all option grants, such grant would be subject to Board approval and would be consistent with the Company’s policies regarding the grant of options to Section 16 persons. All options would be subject to the Company’s stock option plan and would vest over four years with 25% vesting on the one-year anniversary of the grant date and then 1/48 vesting on a monthly basis for 36 months. Vesting in such options would depend upon your continued status as a Director of DivX. The exercise price of such options would be the fair market value of the Company’s common stock as of the date of such option grant.

If during your membership of the DivX Board of Directors there is a Change of Control (as defined below), the options granted to you shall vest and become exercisable immediately prior to the Change of Control. “Change of Control” shall mean the sale of substantially all of the assets of DivX or the acquisition of DivX by another entity by means of consolidation or merger after which the then current shareholders of DivX hold less than 50% of the voting power of the surviving corporation provided that a reincorporation of DivX shall not be a Change of Control.

During your tenure as a Director, you will also be eligible for an annual grant of 15,000 nonstatutory options consistent with the Company’s policies regarding the grant of options to Section 16 persons. Such options would be subject to the Company’s stock option plan and would vest over four years with 25% vesting on the one-year anniversary of the grant date and then 1/48 vesting on a monthly basis for 36 months. Vesting in such options would depend upon your continued status as a Director of DivX.

In addition, as a Director you will receive an annual cash retainer equal to $25,000 and shall receive Board meeting fees as follows: $1,500 for in-person meetings and $750 for telephonic meetings.

Finally, you will be eligible for additional compensation in the event that you become a member of one or more committees of the Board, such as the Audit Committee, the Nominating & Corporate Governance Committee, or the Compensation Committee.

Please note that as a Director, you will have access to confidential information and, if you have not already done so, will be required to execute the Company’s standard Nondisclosure Agreement (“NDA”), a copy of which has or will be provided to you.

Our proposal reflects how strongly management and the Board feel about the prospect of working with you. We look forward to you joining our team.

DivX, Inc.

/s/ Kevin Hell
Kevin Hell Chief Executive Officer Member of the Board of Directors

/s/ Christopher McGurk
Christopher McGurk Member of the Board of Directors Chairperson, Nominating & Corporate Governance Committee

Acknowledged and Agreed:

I have read this letter in its entirety and agree to its terms and conditions.

/s/ Alex Vieux
Alex Vieux

Dated: